Confidential
Motorola/ISES SDA
Signature Copy
Confidential                      Exhibit 10.9

                         SOFTWARE DEVELOPMENT AGREEMENT

This Agreement, effective as of the date of the last signature hereto, is entered into between Motorola, Inc., having an office located at 6501 William Cannon Drive West, Austin, Texas 78735-8598, (Motorola), and International Systems Entertainment Software, Inc. having an office located at 1032 54th Street W. Des Moines Iowa, (ISES). ISES and Motorola may be referred to herein as a Party or Parties as the case may require.

WHEREAS, Motorola desires to use the software development capabilities of ISES to perform software development services, and

WHEREAS, ISES desires to and is capable of providing the software development services.

NOW THEREFORE, the parties agree as follows:

[Confidential treatment has been requested for the remaining portion of this Exhibit]